Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 18, 2016 (except Note 16, as to which the date is May 11, 2016) in the Registration Statement (Form S-1) and related Prospectus of Clearside Biomedical, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 29, 2016